Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Reports Third Quarter 2021 Results
•Strong Third Quarter with Accelerating Bookings Entering Fourth Quarter

Q3 2021 Highlights:
- Revenues of $160.0 million
- Net income of $13.6 million
- Earnings per share of $0.12
- Consolidated adjusted EBITDA of $18.7 million
- New bookings of $194 million in third quarter 2021; anticipated fourth quarter 2021 bookings of $250 million to $300 million and full-year 2021 bookings at the highest level of annual bookings since 2017
- 2022 adjusted EBITDA target raised to $110 million to $120 million1

(AKRON, Ohio – November 10, 2021) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the third quarter of 2021.

"Our better-than-anticipated results in the third quarter of 2021, combined with recent and anticipated bookings, have positioned us for a robust fourth quarter and an even stronger 2022," said Kenneth Young, B&W's Chairman and Chief Executive Officer. "Despite the continued adverse effects of COVID-19 on our customers and global supply chain challenges, we are doing what we said we'd do--booking Renewable waste-to-energy projects, growing our Environmental business, investing in our ClimateBrightTM decarbonization platform and expanding our clean energy offerings through strategic acquisitions."

"During the third quarter, we booked two renewable new-build projects, including a $35 million contract to supply waste-to-energy technologies for new-build facilities in Greenland and a $38 million technology award for new-build waste-to-energy facilities in East Asia, and we've made significant progress toward booking another two or three renewable new-build projects in 2021," Young continued. "In addition, our ongoing international expansion helped drive the award of two environmental emissions contracts in the Asia-Pacific region during the third quarter, while interest in our decarbonization technologies is expanding, as demonstrated by our recent agreement to jointly develop an innovative biomass-to-hydrogen clean energy project in Australia utilizing our BrightLoopTM hydrogen production technology."

"We also further expanded our clean and renewable energy businesses by announcing two acquisitions in the third quarter," Young added. "We closed the acquisition of a controlling stake in a leading solar installation and services firm, Fosler Construction Company Inc., at the end of September, and we're excited about the substantial opportunities we see for solar installation and construction services in the U.S. and the support we can provide to further accelerate Fosler's growth. We also signed an agreement to acquire VODA A/S in Denmark, which in conjunction with our existing aftermarket services business, will form B&W Renewable Service to create a platform for our expanding renewable service business in Europe. We are continuing to explore additional acquisition opportunities in both emerging technologies and mature markets and aggressively pursuing opportunities to further increase shareholder value."

"Our continued pursuit of an overall pipeline of more than $6.5 billion of identified project opportunities through 2024 has led to accelerating bookings momentum with bookings of approximately $90 million in October 2021 alone. Additionally, for the full-year 2021, we are anticipating the highest level of annual bookings since 2017 and we expect to end the year with significantly higher backlog compared to the end of 2020. More than 60% of our pipeline is related to Renewable and Environmental opportunities, which will directly reflect the performance of our long-term strategy," Young stated. "Based on current expectations, including the impact of the COVID-19 Delta variant on our customers and our supply chain disruptions, we are targeting at least $70 million of adjusted EBITDA for full year 2021, which represents a significant operational improvement compared to 2020. We are also raising our 2022 adjusted EBITDA target to $110 million to $120 million as we anticipate the continued momentum of our ongoing growth strategies, strong backlog, accelerating bookings, and acquisition strategy1."

Q3 2021 Financial Summary

Consolidated revenues in the third quarter of 2021 were $160.0 million, a 20.7% improvement compared to the third quarter of 2020, primarily due to a higher level of activity in our project business within our Thermal segment as well as increased volume and higher overall project activity in our Environmental segment partially offset by the effects of project timing in our Renewable segment. Revenues in all segments were adversely impacted by COVID-19 as customers delayed projects and travel restrictions limited the ability of the Company's workforce to visit job sites. GAAP operating income in the third quarter of 2021 was $14.8 million, compared to operating income of $14.1 million in the third quarter of 2020. This increase was primarily due to the revenue increase discussed above; operating income in the prior-year quarter included the recognition of a non-recurring insurance loss recovery of $26.0 million under an October 10, 2020 settlement agreement with an insurer in connection with five of the six historical European B&W Renewable EPC loss contracts. Adjusted EBITDA was $18.7 million compared to $0.8 million in the third quarter of 2020, excluding the non-recurring insurance loss recovery of $26.0 million in the third quarter of 2020 as described above. New bookings in the third quarter of 2021 were $194 million. Backlog at September 30, 2021 was $540 million inclusive of a $21 million de-booking related to a 2016 construction booking in the Thermal segment. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA, and to adjusted gross profit for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $38.0 million for the third quarter of 2021, compared to $39.1 million in the third quarter of 2020. The reduction in revenue is primarily due to the completion of large service and licensing projects in the third quarter of 2020 compared to current volume in the third quarter of 2021. Adjusted EBITDA in the quarter was $11.4 million compared to negative $2.4 million in the third quarter of 2020, excluding the non-recurring insurance loss recovery of $26.0 million recognized in third quarter of 2020 under an October 10, 2020 settlement agreement with an insurer in connection with five of the six European B&W Renewable EPC loss contracts. Adjusted gross profit was $17.4 million in the third quarter of 2021, compared to $6.1 million in the prior-year period, excluding the third quarter 2020 non-recurring loss recovery.

Babcock & Wilcox Environmental segment revenues were $38.2 million in the third quarter of 2021, an increase of 51.4% compared to $25.3 million in the third quarter of 2020. The increase was primarily driven by increased volume in our Allen-Sherman-Hoff project business as well as higher overall project activity in the current quarter as compared to the prior-year period which was impacted by the postponement of new projects as a result of COVID-19. Adjusted EBITDA was $3.5 million, compared to
1 The most comparable GAAP financial measure is not available without unreasonable effort.

$2.2 million in the same period last year, primarily driven by the higher volume partially offset by an increase in allocated cost for shared resources. Adjusted gross profit was $7.9 million in the third quarter of 2021, compared to $6.9 million in the prior-year period.

Babcock & Wilcox Thermal segment revenues were $83.8 million in the third quarter of 2021, an increase of 19.7% compared to $70.0 million in the prior-year period, primarily due to a higher level of activity in our project business than in the prior-year period which was negatively impacted by COVID-19. Adjusted EBITDA in the third quarter of 2021 was $9.2 million, an increase of 26.3% compared to $7.3 million in last year's quarter, primarily due to the increase in volume, partially offset by the effects of product mix and an increase in shared resources due to higher volume; adjusted EBITDA margin was 11.0% in the quarter compared to 10.4% in the same period last year. Adjusted gross profit in the third quarter of 2021 improved to $21.3 million, compared to $20.6 million in the prior-year period, primarily due to the increase in revenue offset partially by less favorable product mix and an increase in allocated cost for shared resources due to higher volume.

Acquisitions

On September 30, 2021, the Company acquired a 60% controlling ownership stake in Illinois-based solar energy contractor Fosler Construction Company Inc. ("Fosler Construction"). Fosler Construction provides commercial, industrial and utility-scale solar services and owns two community solar projects in Illinois being developed under the Illinois Solar for All program. Fosler Construction, founded in 1998 and employing approximately 120 people, has a track record of successfully completing solar projects profitably with union labor and aligning its model with a growing number of renewable project incentives in the U.S. Fosler Construction is well-positioned to capitalize on the high-growth solar market in the U.S. and the acquisition aligns with the Company's growth strategy for its clean and renewable energy businesses. Fosler Construction will be reported as part of the B&W Renewable segment, and will operate under the name Fosler Solar, a Babcock & Wilcox company.

In addition, on September 28, 2021, the Company announced that it had signed a definitive agreement to acquire VODA A/S, a leading multi-brand aftermarket parts and service provider for the waste-to-energy and biomass-to-energy markets based in Vejen, Denmark. The Company plans to combine VODA A/S with its aftermarket services business to serve as B&W's platform for its renewable service business in Europe. The transaction is targeted to close by the end of the year, following the satisfaction of customary closing conditions, including regulatory review in Denmark which is currently ongoing.

COVID-19 Impact

The global COVID-19 pandemic has disrupted business operations including global supply chains, trade, commerce, financial and credit markets, and daily life throughout the world. The Company's business has been, and continues to be, adversely impacted by the measures taken and restrictions imposed in the countries in which it operates and by local governments and others to control the spread of this virus. These measures and restrictions have varied widely and have been subject to significant changes from time to time depending on the changes in the severity of the virus in these countries and localities. These restrictions, including travel and curtailment of other activity, negatively impact the Company's ability to conduct business.

The COVID-19 pandemic has also disrupted global supply chains including the manufacturing, supply, distribution, transportation and delivery of the Company's products. The Company could also see significant disruptions of the operations of logistics, service providers, delays in shipments and negative impacts to pricing of certain products. Disruptions and delays in the Company's supply chains as a result of the COVID-19 pandemic could adversely impact the ability to meet customers’ demands. Lastly, the prioritization of shipments of certain products as a result of the pandemic could cause delays in the shipment or delivery of the Company's products. Such disruptions could result in reduced sales.

The volatility and variability of the virus has limited the Company's ability to forecast the impact of the virus on its customers and its business. The continuing resurgence of COVID-19, including new strains such as the Delta variant, has resulted in the reimposition of certain restrictions and may lead to other restrictions being implemented in response to efforts to reduce the spread of the virus. These varying and changing events have caused many of the projects the Company had anticipated would begin in 2020 to be delayed into the second half of 2021 and beyond. Many customers and projects require B&W's employees to travel to customer and project worksites. Certain customers and significant projects are located in areas where travel restrictions have been imposed, certain customers have closed or reduced on-site activities, and timelines for completion of certain projects have, as noted above, been extended into the fourth quarter of 2021 and beyond. Additionally, out of concern for the Company's employees, even where restrictions permit employees to return to its offices and worksites, the Company has incurred additional costs to protect its employees as well as advising those who are uncomfortable returning to worksites due to the pandemic that they are not required to do so for an indefinite period of time. The resulting uncertainty concerning, among other things, the spread and economic impact of the virus has also caused significant volatility and, at times, illiquidity in global equity and credit markets. The full extent of the COVID-19 impact on the Company's operational and financial performance will depend on future developments, including the ultimate duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials, and international governments to prevent disease spread, as well as the availability and effectiveness of COVID-19 vaccinations in the U.S. and abroad, all of which are uncertain, out of the Company's control, and cannot be predicted.

Liquidity and Balance Sheet

At September 30, 2021, the Company had total gross debt of $193.1 million and a cash, cash equivalents and restricted cash balance of $115.7 million inclusive of net proceeds under the Company's "at-the-market" ("ATM") sales agreements through September 30, 2021 and after cash paid for the Fosler Construction acquisition.

Conclusion of Previously Disclosed SEC Investigation

On October 20, 2021, the Company received a letter from the staff of the Division of Enforcement of the Atlanta Regional Office of the U.S. Securities and Exchange Commission (“Commission”) confirming that the staff has concluded its investigation of the Company that the Company has previously disclosed in its SEC filings and that it does not intend to recommend to the Commission that an enforcement action be brought against the Company.

Earnings Call Information

B&W plans to host a conference call and webcast on Wednesday, November 10, 2021 at 5 p.m. ET to discuss the Company’s third quarter 2021 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (844) 200-6205; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 860282. A replay of this conference call will remain accessible in the investor relations section of the Company's website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. As previously disclosed, the Company changed its reportable segments in 2020 and has recast prior period results to account for this change. Additionally, the Company redefined its definition of adjusted EBITDA to eliminate the effects of certain items including the loss from a non-strategic business, interest on letters of credit included in cost of operations and loss on business held for sale. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation.

This release presents adjusted gross profit for each business segment and adjusted EBITDA, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense due to the aspirational nature of these targets.

This release also presents adjusted gross profit by segment. The Company believes that adjusted gross profit by segment is useful to investors to help facilitate comparisons of the ongoing, operating performance of the segments by excluding expenses related to, among other things, activities related to the spin-off, activities related to various restructuring activities the Company has undertaken, corporate overhead (such as SG&A expenses and research and development costs) and certain non-cash expenses such as intangible amortization and goodwill impairments that are not allocated by segment.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in the release are forward-looking statements. You should not place undue reliance on these statements. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of COVID-19 on the Company, the capital markets and global economic climate generally; the Company's ability to integrate acquired businesses and the impact of those acquired businesses on the Company's cash flows, results of operations and financial condition, including the Company's acquisition of Fosler Construction Company Inc; the Company’s recognition of any asset impairments as a result of any decline in the value of its assets or efforts to dispose of any assets in the future; the Company’s ability to obtain and maintain sufficient financing to provide liquidity to meet its business objectives, surety bonds, letters of credit and similar financing; the Company’s ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock, the highly competitive nature of the Company’s businesses and ability to win work, including identified project opportunities in the pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; the Company’s ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; the Company’s ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; the Company’s ability to realize anticipated savings and operational benefits from its restructuring plans, and other cost-savings initiatives; the Company’s ability to successfully address productivity and schedule issues in its B&W Renewable, B&W Environmental and B&W Thermal segments; the Company’s ability to successfully partner with third parties to win and execute contracts within its B&W Renewable, B&W Environmental and B&W Thermal segments; changes in the Company’s effective tax rate and tax positions, including any limitation on its ability to use its net operating loss carryforwards and other tax assets; the Company’s ability to successfully manage research and development projects and costs, including its efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to its lines of business, including professional liability, product liability, warranty and other claims against the Company; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect its net pension liabilities and income; the Company’s ability to successfully compete with current and future competitors; the Company’s ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with its retirement benefit programs; social, political, competitive and economic situations in foreign countries where it does business or seeks new business; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While the Company believes that these assumptions underlying the forward-looking statements are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and it is impossible for the Company to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow B&W on LinkedIn and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenues	$160.0	$132.5	$531.1	$416.5
Costs and expenses:
Cost of operations	114.6	75.2	404.8	292.7
Selling, general and administrative expenses	38.2	35.7	112.4	107.9
Advisory fees and settlement costs	1.8	3.8	9.7	10.1
Restructuring activities	4.6	2.4	8.0	6.7
Research and development (benefit) costs	(0.2)	1.4	1.0	3.9
Gain on asset disposals, net	(13.8)	—	(15.8)	(0.9)
Total costs and expenses	145.2	118.4	520.0	420.4
Operating income (loss)	14.8	14.1	11.1	(3.9)
Other income (expense):
Interest expense	(8.3)	(12.2)	(30.6)	(49.8)
Interest income	0.1	0.2	0.4	0.4
Gain (loss) on debt extinguishment	—	—	6.5	(6.2)
Loss on sale of business	—	—	(2.2)	(0.1)
Benefit plans, net	9.9	7.3	24.9	22.3
Foreign exchange	(1.7)	25.0	(1.1)	22.7
Other – net	(0.8)	(0.3)	(1.0)	(3.1)
Total other income (expense)	(0.8)	20.0	(3.1)	(13.7)
Income (loss) before income tax expense	13.9	34.1	8.0	(17.6)
Income tax expense (benefit)	0.3	(0.5)	6.7	(0.5)
Income (loss) from continuing operations	13.6	34.6	1.3	(17.1)
Income from discontinued operations, net of tax	—	—	—	1.8
Net income (loss)	13.6	34.6	1.3	(15.3)
Net (income) loss attributable to non-controlling interest	—	0.2	—	0.4
Net income (loss) attributable to stockholders	13.6	34.7	1.3	(14.9)
Less: Dividend on Series A preferred stock	3.7	—	5.4	—
Net income (loss) attributable to stockholders of common stock	$10.0	$34.7	$(4.1)	$(14.9)

Basic earnings (loss) per share
Continuing operations	$0.12	$0.70	$(0.05)	$(0.35)
Discontinued operations	—	—	—	0.04
Basic earnings (loss) per share	$0.12	$0.70	$(0.05)	$(0.31)

Diluted earnings (loss) per share
Continuing operations	$0.11	$0.69	$(0.05)	$(0.35)
Discontinued operations	—	—	—	0.04
Diluted earnings (loss) per share	$0.11	$0.69	$(0.05)	$(0.31)

Shares used in the computation of earnings (loss) per share:
Basic	86.0	49.5	81.1	47.6
Diluted	87.0	50.1	81.1	47.6
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	September 30, 2021	December 31, 2020
Cash, cash equivalents and restricted cash	$115.7	$67.4
Accounts receivable – trade, net	129.9	128.3
Accounts receivable – other	36.9	35.4
Contracts in progress	68.3	59.3
Inventories	73.0	67.2
Other current assets	22.9	26.4
Current assets held for sale	—	4.7
Total current assets	446.8	388.8
Net property, plant and equipment, and finance lease	109.9	85.1
Goodwill	90.5	47.4
Intangible assets	37.5	23.9
Right-of-use assets	9.8	10.8
Other assets	34.8	24.7
Non-current assets held for sale	—	11.2
Total assets	$729.4	$591.8

Accounts payable	$85.9	$73.5
Accrued employee benefits	15.7	13.9
Advance billings on contracts	44.4	64.0
Accrued warranty expense	15.2	25.4
Financing lease liabilities	3.3	0.9
Operating lease liabilities	3.7	4.0
Other accrued liabilities	52.0	80.9
Loans payable	10.1	—
Current liabilities held for sale	—	8.3
Total current liabilities	230.3	270.8
Senior notes	181.2	—
Long term loans payable	1.8	—
Last out term loans	—	183.3
Revolving credit facilities	—	164.3
Pension and other accumulated postretirement benefit liabilities	205.1	252.3
Non-current finance lease liabilities	52.5	29.7
Non-current operating lease liabilities	6.3	7.0
Other non-current liabilities	31.8	22.6
Total liabilities	709.0	930.1
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,599 and 0 at September 30, 2021 and December 30, 2020, respectively	0.1	—
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 86,244 and 54,452 at September 30, 2021 and December 31, 2020, respectively	5.1	4.8
Capital in excess of par value	1,516.4	1,164.4
Treasury stock at cost, 1,512 and 718 shares at September 30, 2021 and December 31, 2020, respectively	(110.9)	(106.0)
Accumulated deficit	(1,354.3)	(1,350.2)
Accumulated other comprehensive loss	(59.1)	(52.4)
Stockholders' deficit attributable to shareholders	(2.8)	(339.4)
Non-controlling interest	23.2	1.1
Total stockholders' equity (deficit)	20.4	(338.3)
Total liabilities and stockholders' equity (deficit)	$729.4	$591.8
(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Nine months ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$1.3	$(15.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	12.7	12.3
Amortization of deferred financing costs and debt discount	7.2	16.0
Amortization of guaranty fee	1.4	0.7
Non-cash operating lease expense	3.2	3.6
Loss on sale of business	2.2	0.1
(Gain) loss on debt extinguishment	(6.5)	6.2
Gain on asset disposals	(15.8)	(0.9)
Provision for (benefit from) deferred income taxes, including valuation allowances	2.6	(0.8)
Mark to market, prior service cost amortization for pension and postretirement plans	(1.7)	(0.7)
Stock-based compensation, net of associated income taxes	6.6	3.3
Equitized non-cash interest expense	—	8.0
Foreign exchange	1.1	(22.7)
Changes in assets and liabilities:
Accounts receivable	1.5	28.6
Accrued insurance receivable	—	(26.0)
Contracts in progress	(9.4)	21.6
Advance billings on contracts	(20.6)	(23.2)
Inventories	(4.7)	(4.9)
Income taxes	(4.2)	(4.8)
Accounts payable	7.4	(33.5)
Accrued and other current liabilities	(44.8)	13.8
Accrued contract loss	(0.3)	(5.3)
Pension liabilities, accrued postretirement benefits and employee benefits	(47.1)	(25.9)
Other, net	0.1	(17.6)
Net cash used in operating activities	(107.8)	(67.3)
Cash flows from investing activities:
Purchase of property, plant and equipment	(4.2)	(2.3)
Acquisition of business	(27.2)	—
Proceeds from sale of business and assets, net	23.8	8.8
Purchases of available-for-sale securities	(9.6)	(19.1)
Sales and maturities of available-for-sale securities	11.4	14.6
Net cash (used in) from investing activities	(5.9)	2.0

(In millions)	Nine months ended September 30,
	2021	2020
Cash flows from financing activities:
Issuance of senior notes, net	151.2	—
Borrowings on loan payable	3.5	—
Borrowings under last out term loans	—	60.0
Repayments under last out term loans	(75.4)	—
Borrowings under U.S. revolving credit facility	14.5	126.3
Repayments of U.S. revolving credit facility	(178.8)	(123.4)
Issuance of preferred stock, net	111.9	—
Payment of preferred stock dividends	(5.4)	—
Shares of common stock returned to treasury stock	(4.9)	(0.3)
Issuance of common stock, net	160.9	—
Debt issuance costs	(16.7)	(10.3)
Other, net	(1.6)	0.1
Net cash from financing activities	159.2	52.4
Effects of exchange rate changes on cash	2.8	4.4
Net increase (decrease) in cash, cash equivalents and restricted cash	48.3	(8.6)
Cash, cash equivalents and restricted cash, beginning of period	67.4	56.9
Cash, cash equivalents and restricted cash, end of period	$115.7	$48.4

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
REVENUES:
Babcock & Wilcox Renewable	$38.0	$39.1	$105.2	$118.6
Babcock & Wilcox Environmental	38.2	25.3	97.8	76.4
Babcock & Wilcox Thermal	83.8	70.0	328.4	223.9
Other	(0.1)	(1.8)	(0.3)	(2.4)
	$160.0	$132.5	$531.1	$416.5

ADJUSTED EBITDA:(2)
Babcock & Wilcox Renewable(3)	$11.4	$23.6	$15.0	$22.0
Babcock & Wilcox Environmental	3.5	2.2	7.3	1.4
Babcock & Wilcox Thermal	9.2	7.3	32.1	22.9
Corporate	(5.9)	(4.9)	(11.5)	(12.9)
Research and development benefit (costs)	0.5	(1.4)	(0.6)	(3.9)
	$18.7	$26.8	$42.3	$29.5

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable (4)	$0.3	$0.1	$0.6	$0.5
Babcock & Wilcox Environmental	0.8	0.8	2.4	2.3
Babcock & Wilcox Thermal (5)	1.0	0.4	2.3	1.3
	$2.0	$1.4	$5.3	$4.1

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.7	$0.7	$2.2	$2.3
Babcock & Wilcox Environmental	0.4	0.4	1.2	1.4
Babcock & Wilcox Thermal	1.2	1.5	4.0	4.5
Corporate	—	—	—	—
	$2.3	$2.7	$7.4	$8.2

	As of September 30,
BACKLOG:	2021	2020
Babcock & Wilcox Renewable (6)	$313	$196
Babcock & Wilcox Environmental	101	107
Babcock & Wilcox Thermal	130	208
Other/Eliminations	(4)	(2)
	$540	$509

(1) Figures may not be clerically accurate due to rounding.
(2) Adjusted EBITDA for the three and nine months ended September 30, 2020, excludes losses related to a non-strategic business and interest on letters of credit included in cost of operations that were previously included in Adjusted EBITDA and total $0.9 million and $0.2 million, respectively, and $1.2 million and $0.6 million, respectively.
(3) Adjusted EBITDA for the three and nine months ended September 30, 2020 includes $26 million loss recoveries related to claims in connection with multiple Renewable EPC loss contracts.
(4) Amortization expense in the Babcock & Wilcox Renewable segment include $0.3 million and $0.6 million in finance lease amortization for the three and nine months ended September 30, 2021, respectively. Amortization expense in the Babcock & Wilcox Renewable segment include $0.1 million and $0.3 million in finance lease amortization for the three and nine months ended September 30, 2020, respectively.
(5) Amortization expense in the Babcock & Wilcox Thermal segment include $0.9 million and $2.2 million in finance lease amortization for the three and nine months ended September 30, 2021, respectively. Amortization expense in the Babcock & Wilcox Thermal segment include $0.4 million and $1.2 million in finance lease amortization for the three and nine months ended September 30, 2020, respectively.
(6)    Babcock & Wilcox Renewable backlog at September 30, 2021, includes $152.8 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(3)
(In millions)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Adjusted EBITDA (1)
B&W Renewable segment (2)	$11.4	$23.6	$15.0	$22.0
B&W Environmental segment	3.5	2.2	7.3	1.4
B&W Thermal segment	9.2	7.3	32.1	22.9
Corporate	(5.9)	(4.9)	(11.5)	(12.9)
Research and development benefit (costs)	0.5	(1.4)	(0.6)	(3.9)
	18.7	26.8	42.3	29.5

Restructuring activities	(4.6)	(2.4)	(8.0)	(6.7)
Acquisition pursuit and related costs	(4.0)	—	(4.0)	—
Financial advisory services	(0.3)	(1.7)	(2.6)	(3.2)
Advisory fees for settlement costs and liquidity planning	(1.0)	(1.4)	(5.0)	(5.2)
Litigation legal costs	(0.6)	(0.8)	(2.1)	(1.8)
Stock compensation	(0.2)	(1.2)	(8.0)	(3.1)
Interest on letters of credit included in cost of operations	(0.6)	(0.2)	(1.2)	(0.6)
Loss from business held for sale	—	(0.1)	(0.5)	(0.4)
Depreciation & amortization	(4.3)	(4.1)	(12.7)	(12.3)
Contract asset amortization	(0.1)	—	(0.1)	—
Product development	(2.4)	—	(2.7)	—
Gain (loss) from a non-strategic business	0.2	(0.9)	(0.1)	(1.2)
Gain on asset disposals, net	13.8	—	15.8	0.9
Operating income (loss)	14.8	14.1	11.1	(3.9)
Interest expense, net	(8.2)	(12.0)	(30.2)	(49.3)
Gain (loss) on debt extinguishment	—	—	6.5	(6.2)
Loss on sale of business	—	—	(2.2)	(0.1)
Net pension benefit before MTM	7.6	7.3	22.6	22.3
MTM gain from benefit plans	2.3	—	2.3	—
Foreign exchange	(1.7)	25.0	(1.1)	22.7
Other – net	(0.8)	(0.3)	(1.0)	(3.1)
Total other income (expense)	(0.8)	20.0	(3.1)	(13.7)
Income (loss) before income tax expense	13.9	34.1	8.0	(17.6)
Income tax expense (benefit)	0.3	(0.5)	6.7	(0.5)
Income (loss) from continuing operations	13.6	34.6	1.3	(17.1)
Income from discontinued operations, net of tax	—	—	—	1.8
Net income (loss)	13.6	34.6	1.3	(15.3)
Net (income) loss attributable to non-controlling interest	—	0.2	—	0.4
Net income (loss) attributable to stockholders	13.6	34.7	1.3	(14.9)
Less: Dividend on Series A preferred stock	3.7	—	5.4	—
Net income (loss) attributable to stockholders of common stock	$10.0	$34.7	$(4.1)	$(14.9)

(1) Adjusted EBITDA for the three and nine months ended September 30, 2020, excludes losses related to a non-strategic business and interest on letters of credit included in cost of operations that were previously included in Adjusted EBITDA and total $0.9 million and $0.2 million, respectively, and $1.2 million and $0.6 million, respectively.
(2) Adjusted EBITDA for the three and nine months ended September 30, 2020 includes $26 million loss recoveries related to claims in connection with multiple Renewable EPC loss contracts.
(3) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted Gross Profit(3)
(In millions)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Adjusted gross profit (1)(2)
Operating income (loss)	$14.8	$14.1	$11.1	$(3.9)
Selling, general and administrative ("SG&A") expenses	37.5	35.6	111.1	107.6
Advisory fees and settlement costs	1.8	3.8	9.7	10.1
Amortization expense	2.0	1.4	5.3	4.1
Contract asset amortization expense	0.1	—	0.1	—
Restructuring activities	4.6	2.4	8.0	6.7
Research and development costs	(0.2)	1.4	1.0	3.9
Losses from a non-strategic business	(0.2)	0.9	0.1	1.2
Gain on asset disposals, net	(13.8)	—	(15.8)	(0.9)
Adjusted gross profit	$46.6	$59.6	$130.5	$128.8

Adjusted gross profit by segment is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Adjusted gross profit (1)(2)
B&W Renewable segment	$17.4	$32.1	$34.1	$48.4
B&W Environmental segment	7.9	6.9	20.5	16.6
B&W Thermal segment	21.3	20.6	75.9	63.8
Adjusted gross profit	$46.6	$59.6	$130.5	$128.8

(1) Amortization is not allocated to the segments' adjusted gross profit, but depreciation is allocated to the segments' adjusted gross profit.
(2) Adjusted gross profit for the three and nine months ended September 30, 2020, excludes losses related to a non-strategic business that was previously included in Adjusted gross profit and totals $0.9 million and $1.2 million, respectively.
(3) Figures may not be clerically accurate due to rounding.